Exhibit (a)(27)

AMENDMENT NO. 26

TO THE DECLARATION OF TRUST OF

NORTHERN FUNDS

(a Delaware statutory trust)

This Amendment No. 26 (the “Amendment”) to the Agreement and Declaration of Trust of Northern Funds (the “Trust”) amends, effective July 31, 2010, the Agreement and Declaration of Trust of the Trust dated as of February 7, 2000, as amended (the “Declaration of Trust”).

WHEREAS, on May 7, 2010, the Trustees unanimously voted to approve changes to the name and designation of the International Growth Equity Fund to the “International Equity Fund,” Growth Equity Fund to the “Large Cap Equity Fund,” Select Equity Fund to the “Large Cap Growth Fund” and the Emerging Markets Equity Fund to the “Emerging Markets Equity Index Fund”;

NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. The name and designation of the International Growth Equity Fund shall be changed to the “International Equity Fund.”

2. The name and designation of the Growth Equity Fund shall be changed to the “Large Cap Equity Fund.”

3. The name and designation of the Select Equity Fund shall be changed to the “Large Cap Growth Fund.”

4. The name and designation of the Emerging Markets Equity Fund shall be changed to the “Emerging Markets Equity Index Fund.”

5. All references in the Declaration of Trust to the “Declaration” shall mean the Declaration of Trust as amended by this Amendment.

6. Except as specifically amended by this Amendment, the Declaration of Trust is hereby confirmed and remains in full force and effect.